Exhibit 5.1

July 25, 2019

IMAC Holdings, Inc.

1605 Westgate Circle

Brentwood, Tennessee 37027

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration statement on Form S-1 (the “Registration Statement”) filed by IMAC Holdings, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) for the registration of (i) 8,346,797 shares of the Company’s common stock, par value $0.001 per share (the “Purchase Shares”), (ii) 60,006 shares of the Company’s common stock, par value $0.001 per share, as a commitment fee (the “Commitment Shares”), and (iii) 60,006 shares of the Company’s common stock, par value $0.001 per share, to be issued in connection with each purchase of Purchase Shares as a commitment fee (the “Additional Commitment Shares” and, collectively with the Purchase Shares and the Commitment Shares, the “Shares”), which will be sold and issued to Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to a Purchase Agreement, dated as of July 15, 2019, between Lincoln Park and the Company (the “Purchase Agreement”). Capitalized terms used in this letter and not otherwise defined shall have the meanings given to such terms in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s certificate of incorporation and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Shares issued after the date of this letter. We have not verified any of these assumptions.

The opinion expressed herein is limited exclusively to (i) the General Corporation Law of the State of Delaware and (ii) the laws of the State of New York, in each case as in effect on the date hereof, and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP